SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported)
                                 June 8, 1995





                          Douglas & Lomason Company
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            (Exact name of registrant as specified in its charter)





        Michigan                        0-627                    38-0495110
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(State or other jurisdiction         (Commission              (I.R.S. Employer
of incorporation)                    File Number)          Identification No.)



         24600 Hallwood Court, Farmington Hills, Michigan 48335-1671
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               (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code  (810) 478-7800


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Item 2.  Acquisition or Disposition of Assets

           On May 10, 1995 Douglas & Lomason Acquisition Company ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Douglas & Lomason Company, a Michigan corporation ("Registrant") commenced a tender offer to purchase all of the outstanding shares of common stock of Bestop, Inc., a Delaware corporation ("Bestop") for a cash price of $12.75 per share. The tender offer expired as scheduled on June 7, 1995 and 3,430,306 shares were tendered and accepted for payment, representing approximately 95.5% of the outstanding shares of common stock of Bestop.

           On June 12, 1995, pursuant to the provisions of Delaware Law providing for a merger in the case in which at least 90% of the outstanding shares of one corporation are owned by another corporation, Sub was merged into Bestop, as the surviving corporation. Shares of Bestop common stock which were not tendered in the tender offer were cancelled and converted automatically into the right to receive $12.75 per share in cash.

           The total amount of funds required to purchase all outstanding shares of Bestop pursuant to the tender offer and the merger and to pay fees and expenses relating thereto is estimated to be approximately $45 million. Sub obtained funds needed for the tender offer and the merger through a capital contribution which was made by Registrant to Sub. Registrant obtained the funds for such capital contribution pursuant to a First Amendment to the Amended and Restated Credit Agreement entered into with NBD Bank and Comerica Bank (the "Banks"). The Banks provided to the Registrant (i) a senior unsecured revolving credit facility of up to $60 million (the "Revolving Credit Facility") and (ii) a senior unsecured term facility of up to $25 million (the "Term Facility"). Loans under the Term Facility were incurred pursuant to an initial borrowing on June 8, 1995 to (i) finance the acquisition of the shares of Bestop, (ii) pay related fees and expenses, and
(iii) for other general corporate purposes of Registrant, including working capital.

           Bestop, whose principal offices are located at 2100 West Midway Boulevard, Broomfield, Colorado 80020 had revenues of $54 million in 1994 and net income of $3.5 million. Revenues for the first quarter ended March 31, 1995, were $15.9 million, and net income was $829,000. Bestop is the leading designer and manufacturer in North America of soft tops and accessories for small sport utility vehicles such as the Jeep Wrangler, GEO Tracker/Suzuki Sidekick and the Daihatsu-Rocky/Feroza. Bestop also designs and manufactures soft tops and accessories for larger sport utility vehicles such as the Land Rover Defender 90. Bestop sells its products domestically and internationally to original equipment manufacturer ("OEM") companies and in the aftermarket. Bestop estimates that it holds more than half of the market share in North

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America for soft tops of small sport utility vehicles. Bestop also produces a removable, collapsible top for the Dodge Viper high performance sports car and a replacement top for the Geo Metro, both of which represent a limited entry into the market for passenger car convertible tops.

           The business and operations of Bestop will be continued by the Registrant substantially as they are currently being conducted.

Item 7.  Financial Statements and Exhibits

           (a) Financial statements of business acquired: It is impracticable to file the required financial statements for the acquired business at the time this report on Form 8-K is filed. The Registrant will file such financial statements by an amendment on or before August 8, 1995.


           (b) Pro forma financial information: It is impracticable to file the required pro forma financial information at the time this report on Form 8-K is filed. The Registrant will file such pro forma financial information by an amendment on or before August 8, 1995.


           (c)  Exhibits

           1. Agreement and Plan of Merger dated as of May 3, 1995 among Douglas & Lomason Company, Douglas & Lomason Acquisition Company and Bestop, Inc. -- filed as Exhibit (C)(1) to
                Schedule 14D-1 filed by the Registrant under the Securities Exchange Act of 1934 on May 10, 1995 and incorporated herein by reference.

           2.   Amended and Restated Credit Agreement dated as of June
                8, 1995 among Douglas & Lomason Company and the Banks named in
                Section 2.1 thereof with forms of Revolving Credit Note and Term Note attached thereto.

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                                  SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                 DOUGLAS & LOMASON COMPANY



                                                 By: /s/ James J. Hoey
                                                     ---------------------
                                                     James J. Hoey
                                                     Senior Vice President and
                                                       Chief Financial Officer


Dated:  June 20, 1995